Exhibit 3.1(b)

Industry Industrie Canada CanadaCertificat de modificationCertificate of AmendmentCanada Business Corporations ActLoi canadienne sur les societes par actionsNutritional High International Inc.Corporate name / Denomination sociale626184-1Corporation number / Numero de societeI HEREBY CERTIFY that the articles of the above-named corporation are amended under section 178 of the Canada Business Corporations Act as set out in the attached articles of amendment.JE CERTIFIE que les statuts de la societe susmentionnee sont modifies aux termes de l'article 178 de la Loi canadienne sur les societes par actions, tel qu'il est indique dans les clauses modificatrices ci-jointes.

Virginie EthierDirector / Directeur2014-06-2711*1CanadaDate of Amendment (YYYY-MM-DD) Date de modification (AAAA-MM-JJ)

Canada Business Corporations Act (CBCA) FORM 4 ARTICLES OF AMENDMENT (Sections 27 or 177)1 - Corporate nameSONOMA CAPITAL INC.2 - Corporation number6, 2 ■ 6. 1 ■ S, 4,-, I